                                                             Exhibit No. EX-99.1

All the directors and officers of The James and Agnes Kim  Foundation  (the "Kim
Foundation") are members of the family of James J. Kim,  including Susan Y. Kim, the Secretary.  Accordingly,  the Kim  Foundation  might be expected to vote the shares of common  stock of the issuer  that the Kim  Foundation  owns in concert with the James J. Kim family - James J. Kim and Agnes C. Kim (husband and wife);
and Susan Y. Kim, David D. Kim and John T. Kim (children of James and Agnes Kim)
- and the David D. Kim Trust, the John T. Kim Trust, the Susan Y. Kim Trust, and
the  Trusts  of  Susan  Y. Kim  dated  4/16/98  for the  benefit  of  Alexandria
Panichello,  Jacqueline  Panichello and Dylan  Panichello  (children of Susan Y.
Kim).  The  group  composed  of such  members  of the  family  may be  deemed to beneficially  own more  than 10% of the  outstanding  voting  securities  of the issuer.  The reporting person states that the filing of this Form 4 Report shall not be deemed an admission that the reporting  person is the beneficial owner of the reported securities owned by the members of the James J. Kim family, for the purposes of Section 16 of the  Securities  Exchange Act of 1934, as amended,  or for any other purpose.